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                            ADMINISTRATION AGREEMENT

                             BURNHAM INVESTORS TRUST

      AGREEMENT made as of the _____ day of ________, 1999, by and between BURNHAM INVESTORS TRUST, a Delaware business trust (the "Trust"), on behalf of each of the Funds listed on Appendix A hereto, as it may be amended from time to time (collectively, the "Funds"), and BURNHAM ASSET MANAGEMENT CORP., a Delaware corporation (the "Administrator").

      The Trust is an open-end, management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Administrator is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

      The Trust desires the Administrator to render administrative services to the Trust and to arrange for certain other services needed by the Trust, and the Administrator is willing to render and arrange for such services upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1.  Administrative and Other Services.

    (1) Subject to the general supervision of the Board of Trustees of the Trust, the Administrator will provide certain administrative services to the Trust. Specifically, the Administrator will (i) provide supervision of all aspects of the Trust's operations not referred to in Section 1 of the current Investment Advisory Agreement between the Trust and the Trust's investment adviser (the "Investment Advisory Agreement"); (ii) provide the Trust with personnel to perform such executive, administrative, accounting and clerical services as are reasonably necessary to provide effective administration of the Trust;
          (iii) arrange for, (a) the preparation for the Trust of all required tax returns, (b) the preparation and submission of reports to existing shareholders and (c) the periodic updating of the Trust's prospectus and statement of additional information and the preparation of reports filed with the Securities and Exchange Commission and other regulatory authorities; (iv) maintain all of the Trust's records not required to be maintained by the investment adviser pursuant to the Investment Advisory Agreement; and (v) provide the Trust with adequate office space and all necessary office equipment and services, including, without limitation, telephone service, heat, utilities, stationery supplies and similar items.


    (2)   The Administrator will supervise the performance of services by the
          Trust's: (i) custodian (ii) transfer agent; and (iii) fund accounting agent.






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    (3)   The Administrator will also provide to the Trust's Board of Trustees such periodic and special reports as the Board may reasonably request, including but not limited to reports concerning the services of the administrator, custodian, and fund accounting and transfer agents. The Administrator will for all purposes herein be deemed to be an independent contractor and will, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

    (4) The Administrator will notify the Trust of any change in its membership within a reasonable time after such change.

    (5) The services hereunder are not deemed exclusive and the Administrator will be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

2. Allocation of Charges and Expenses. Except as otherwise provided in Section 1 above and this Section 2, the Administrator will pay all costs it incurs in connection with the performance of its duties under Section 1 of this Agreement. The Administrator will pay the compensation and expenses of all of its personnel and will make available, without expense to the Trust, the services of such of its directors, officers and employees as may duly be elected officers or Trustees of the Trust, subject to their individual consent to serve and to any limitations imposed by law. The Administrator will not be required to pay any expenses of the Trust other than those specifically allocated to the Administrator in this Section 2. In particular, but without limiting the generality of the foregoing, the Administrator will not be required to pay:

    (i)   fees and expenses of any investment adviser of the Trust;

    (ii) charges and expenses for fund accounting, pricing and appraisal services and related overhead, including, to the extent such services are performed by personnel of the investment adviser or its affiliates, office space and facilities and personnel compensation, training and benefits;

    (iii) the charges and expenses of auditors;

    (iv) the charges and expenses of any custodian, transfer agent, plan agent, dividend disbursing agent and registrar appointed by the Trust;

    (v) issue and transfer taxes chargeable to a Fund in connection with securities transactions to which the Fund is a party;

    (vi) insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by the Trust to federal, state or other governmental agencies;

                                      -84-






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    (vii) fees and expenses involved in registering and maintaining registrations of the Trust and/or its shares with the Commission, state or blue sky securities agencies and foreign countries, including the preparation of prospectuses and statements of additional information for filing with the Commission;

    (vii) all expenses of shareholders' and Trustees' meetings and of preparing, printing and distributing prospectuses, notices, proxy statements, and reports to shareholders and reports to governmental agencies;

   (viii) charges and expenses of legal counsel to the Trust and the Trustees;

     (ix) any distribution fees paid by a Fund in accordance with Rule 12b-1 under the 1940 Act;

     (x) compensation of those Trustees of the Trust who are not affiliated with or interested persons of the investment adviser, the Trust (other than as Trustees) or Burnham Securities, Inc.;

    (xi)  the cost of preparing and printing share certificates; and

   (xii)  interest on borrowed money, if any.

3. Compensation of the Administrator.

   (1) For all services to be rendered and payments made as provided in Sections 1 and 2 hereof, the Trust will cause each Fund to pay the Administrator on the last day of each month a fee at an annual rate equal to a percentage of the average daily net assets of such Fund as set forth in Appendix A hereto. The "average daily net assets" of a Fund shall be determined in accordance with the Trust's prospectus or otherwise consistent with the 1940 Act and the rules thereunder.

   (2) The Administrator may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse any Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Administrator. Any such fee reduction or undertaking may be discontinued or modified by the Administrator at any time.

4. Other Interests. It is understood that the Trustees and officers of the Trust and shareholders of the Funds are or may be or become interested in the Administrator as directors, officers, employees, shareholders or otherwise and that directors, officers, employees and shareholders of the Administrator are or may be or become similarly

                                      -85-





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   interested in the Funds, and that the Administrator may be or become interested in the Funds as a shareholder or otherwise. It is also understood that directors, officers, employees and shareholders of the Administrator may be or become interested (as directors, trustees, officers, employees, stockholders or otherwise) in other companies or entities (including, without limitation, other investment companies) controlling, controlled by or under common control with the Administrator or which the Administrator may in the future organize, sponsor or acquire, or with which it may merge or consolidate, and which may include the words "Burnham" or any combination or derivation thereof as part of their name. The Administrator or its affiliates may enter into advisory or management or administration agreements or other contracts or relationships with such other companies or entities.

5. Sub-Administrators. The Administrator may employ, at its own expense, one or more sub-administrators from time to time to perform such of the acts and services of the Administrator and upon such terms and conditions as may be agreed upon between the Administrator and such sub-administrators and approved by the Board of Trustees of the Trust.

6. Limitation of Liability of Administrator and Trust. The Administrator will not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Administrator of its obligations and duties under this Agreement. Any person, even though also employed by the Administrator, who may be or become an employee of and paid by the Trust shall be deemed, when acting within the scope of his employment by the Trust, to be acting in such employment solely for the Trust and not as the Administrator's employee or agent. None of the trustees, officers, agents or shareholders of the Trust will be personally liable hereunder or are assuming any personal liability for obligations entered into on behalf of the Trust. All persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust. No Fund will be liable for any claims against any other Fund of the Trust.

7. Name of the Trust. In the event that neither the Administrator nor any of its affiliates acts as the administrator or investment adviser to the Trust, the name of the Trust and the Funds will be changed to one that does not contain the name "Burnham" or otherwise suggest an affiliation with the Administrator.

8. Duration and Termination of this Agreement. This Agreement will become effective on the date hereof. Unless terminated as herein provided, this Agreement will remain in full force and effect until July 31, 2000 and will continue in full force and effect for successive periods of one year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Trust.

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   This Agreement may, on 60 days' written notice to the other party, be terminated at any time without the payment of any penalty by the Trust or by the Administrator.

9. Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    BURNHAM INVESTORS TRUST
                                    on behalf of each Fund listed on
                                    Appendix A

                                    By:   ______________________________
                                          Michael E. Barna, Secretary

                                    BURNHAM ASSET MANAGEMENT CORP.

                                    By:   _______________________________
                                          Jon M. Burnham, President


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                                   Appendix A

Fund

Burnham Fund
Burnham Money Market Fund
Burnham Dow 30 Focused Fund
Burnham Financial Services Fund
Burnham Small Cap Value Fund

Annual Administration Fee for each fund is calculated according to the following:

-------------------------------------------------------------------------------
Average Net Assets                        Annual Administration Fee as a
                                           percentage of assets
-------------------------------------------------------------------------------
For amounts up to $150,000,000                         0.15%
-------------------------------------------------------------------------------
$150,000,000 to 300,000,000                            0.125%
-------------------------------------------------------------------------------
over $300,000,000                                      0.10%
-------------------------------------------------------------------------------



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